As filed with the Securities and Exchange Commission on May 4, 2020
Registration No. 333-191049

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Amendment No. 13
to
Form S-11
on
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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Steadfast Apartment REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	36-4769184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(949) 852-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Rodney F. Emery
Chief Executive Officer
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(949) 852-0700
(Name, address, including zip code and telephone number, including area code, of agent for service)
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Copies to:
Heath D. Linsky
Mary Katherine Rawls
Morrison & Foerster LLP
3500 Lenox Road, Suite 1500
Atlanta, GA 30326
Tel: (404) 490-4444
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Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
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If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.:

Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☑
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Explanatory Note: This registration statement (Commission File No. 333-191049) for the registrant’s primary offering and distribution reinvestment plan offering was first declared effective by the Securities and Exchange Commission (“SEC”) on December 30, 2013. This Post-Effective Amendment No. 13 amends the Post-Effective Amendment No. 12 to Form S-11 on Form S-3 (File No. 333-191049) of Steadfast Apartment REIT, Inc., a Maryland corporation, which was filed with the SEC on April 5, 2016. The registrant is offering a maximum of 10 million total shares pursuant to its distribution reinvestment plan on this registration statement on Form S-3.

1

PROSPECTUS
STEADFAST APARTMENT REIT, INC.
Distribution Reinvestment Plan
10,000,000 Shares of Common Stock
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Steadfast Apartment REIT, Inc. is a Maryland corporation formed in August 2013 to own a diverse portfolio of multifamily properties located throughout the United States. In addition to our focus on multifamily properties, we may also selectively invest in other types of commercial properties and real estate-related assets. We elected to be taxed as a real estate investment trust for federal income tax purposes commencing with our taxable year ended December 31, 2014. Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “the Company” refer to Steadfast Apartment REIT, Inc., together with its subsidiaries. Reference to “shares” and “our common stock” refer to the shares of common stock of Steadfast Apartment REIT, Inc.
As of December 31, 2019, we owned 32 multifamily properties comprised of a total of 11,195 apartment homes and one parcel of land held for the development of apartment homes. Upon closing our mergers with Steadfast Income REIT, Inc., or SIR, and Steadfast Apartment REIT III, Inc., or STAR III, on March 6, 2020, which we refer to as the “Mergers,” our combined portfolio consisted of (1) 70 properties (including one property held for development) and (2) a 10% interest in one unconsolidated joint venture that owned 20 multifamily properties with a total of 4,584 apartment homes.
We are offering up to 10 million shares to existing stockholders pursuant to our distribution reinvestment plan. Some of the significant features of our distribution reinvestment plan are as follows:

•	Stockholders who elect to participate in our distribution reinvestment plan may choose to invest their cash distributions in shares of our common stock.

•
We are offering shares of our common stock pursuant to our distribution reinvestment plan at a purchase price of $15.23. Our board of directors may change this price from time to time based on future determinations of our estimated value per share and other factors our board of directors deems relevant.

•	We may suspend or terminate our distribution reinvestment plan at any time by providing ten days’ prior notice to participants.

•	We may amend our distribution reinvestment plan at any time by delivering notice to participants at least ten days prior to the effective date of the amendment.

•	Participants may terminate participation in our distribution reinvestment plan at any time by providing us with written notice.

•
If you elect to participate in our distribution reinvestment plan and are subject to U.S. federal income taxation, you will incur tax liability for distributions allocated to you even though you have elected not to receive the distribution in cash. In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

•
Stockholders may elect to participate in our distribution reinvestment plan at any time by completing an Account Update Form or other appropriate authorization form and returning it to Steadfast Apartment REIT, Inc., Investor Relations. Account Update Forms may be obtained at any time by calling (888) 223-9951 or by writing to us at 18100 Von Karman Avenue, Suite 500, Irvine, California 92612. If you are already enrolled in our distribution reinvestment plan, no action is required.

•	There is no public trading market for our shares, and there can be no assurance that a market will develop in the future.
Investing in shares of our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in this prospectus, under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation by Reference” and “Where You Can Find Additional Information,” carefully before you invest in shares of our common stock.
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Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering.  Any representation to the contrary is a criminal offense.  No one is authorized to make any statement about this offering different from those that appear in this prospectus.
The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

	Price to Public(1)	Selling Commissions and Dealer Manager Fees	Net Proceeds (Before Expenses)
Distribution Reinvestment Plan
Per Share	$15.23	$—	$15.23
Total Maximum	$152,300,000	$—	$152,300,000

(1)
The purchase prices per share will be $15.23, which is equal to the most recent estimated value per share approved by our board of directors on April 17, 2020. In the event we update our estimated value per share, we expect to update the price per share accordingly.

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May 4, 2020

SUITABILITY STANDARDS
Our shares of common stock are suitable only as a long-term investment for persons of adequate financial means. We do not expect that a public market for shares of our common stock will develop, which means that it may be difficult for you to sell your shares. On a limited basis, you may be able to have shares of our common stock repurchased through our share repurchase plan, and in the future we may also consider various forms of additional liquidity. You should not buy shares of our common stock if you will need to sell them quickly in the future.
In consideration of these factors, we have established suitability standards for initial stockholders and subsequent transferees. These suitability standards require that a purchaser of shares of our common stock have either:

•	a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $70,000.
The following states have established suitability standards different from those we have established. Shares will only be sold to investors in these states who meet our suitability standards set forth above, as well as the special suitability standards set forth as follows:
Alabama - Alabama investors must represent that they have a liquid net worth of at least 10 times their investment in us and our affiliates.
Iowa - Iowa investors must have either: (a) a minimum net worth (exclusive of the value of home, furnishings and automobiles) of $300,000 or (b) a minimum annual income of $100,000 and a net worth (exclusive of the value of home, furnishings and automobiles) of $100,000. In addition, the Iowa Securities Bureau recommends that an Iowa investor’s total investment in us or any of our affiliates should not exceed 10% of the Iowa resident’s liquid net worth. For these purposes, liquid net worth is defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with generally acceptable accounting principles.
Kansas - The Office of the Securities Commissioner recommends that Kansas investors limit their aggregate investment in this offering and other direct participation investments to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with generally acceptable accounting principles.
Kentucky - Kentucky investors may not invest more than 10% of their liquid net worth in us. Moreover, no Kentucky resident shall invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in our shares or the shares of our affiliate’s non-publicly traded real estate investment trusts.
Maine -The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.
Massachusetts - Massachusetts investors may not invest more than 10% of their liquid net worth in this program and in other illiquid direct participation programs. Liquid net worth is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
Nebraska - Nebraska investors must limit their aggregate investment in us and in the securities of other non-publicly traded REITs to 10% of such investor’s net worth (excluding the value of the investor’s home, home furnishings, and automobiles). Nebraska investors who are “accredited” (as defined by federal securities laws) are not subject to the foregoing limitations.
New Jersey - New Jersey investors must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000 or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in us, shares of our affiliates, and other direct participation investments may not exceed ten percent (10%) of his or her liquid net worth.
New Mexico - A New Mexico investor may not invest more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment programs.
North Dakota - North Dakota investors must represent that they have a net worth of at least 10 times their investment in us.

Ohio - It shall be unsuitable for an Ohio investor’s aggregate investment in shares of the issuer, affiliates of the issuer, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Oregon - An Oregon investor may not invest more than 10% of their net worth in us and our affiliates.
Pennsylvania - A Pennsylvania investor’s maximum investment in this offering may not exceed 10% of the investor’s net worth (excluding the value of the investor’s home, home furnishings and automobiles).
Tennessee - A Tennessee resident’s investment in us must not exceed 10% of his or her liquid net worth (exclusive of home, home furnishings and automobile).
In the case of sales to fiduciary accounts (such as an individual retirement account, or IRA, Keogh plan or pension or profit sharing plan), these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares of our common stock or by the beneficiary of the account.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.
The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the fact that we have had a net loss for each quarterly and annual period since inception;

•	changes in economic conditions generally and the real estate and debt markets specifically;

•	the spread of coronavirus, or COVID-19, and its impact on the health and well-being of our residents and employees of our advisor and property manager;

•	the impact of COVID-19 on the U.S. economy and our results of operations;

•	our ability to continue to successfully identify and acquire real estate and real estate-related assets on terms that are favorable to us;

•	risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments;

•	our ability to attract and maintain tenants at our multifamily properties;

•	competition for investment opportunities;

•	the impact of any conflicts arising among us, our advisor and our sponsor;

•
the fact we pay fees and expenses to our advisor and its affiliates that were not negotiated on an arm’s length basis and the fact that the payment of these fees and expenses increases the risk that our stockholders will not earn a profit on their investment in us;

•
we cannot predict with any certainty how much, if any, of our dividend reinvestment plan proceeds will be available for general corporate purposes, including, but not limited to, the redemption of shares under our share repurchase plan, future funding obligations under any real estate we acquire, the funding of capital expenditures on our real estate investments, or the repayment of debt. If such funds are not available from our dividend reinvestment plan, then we may have to use a greater proportion of our cash flow from operations to meet these cash requirements, which would reduce cash available for distributions and could limit our ability to redeem shares under our share repurchase plan;

•	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);

•	our level of indebtedness;

•	our ability to retain our executive officers and other key personnel of our advisor and its affiliates;

•	changes in interest rates; and

•	changes to generally accepted accounting principles, or GAAP.
Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed on any forward-looking statements included herein. All forward-looking statements are made as of the date this prospectus is filed with the Securities and Exchange Commission, or SEC, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made herein, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.
All forward-looking statements included herein should be read in light of the factors identified in the “Risk Factors” section of this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020.

PROSPECTUS SUMMARY
This summary highlights material information about our business and this offering that is not otherwise addressed in “Summary of Our Distribution Reinvestment Plan.”  Because it is a summary, it may not contain all of the information that is important to you.  To understand this offering fully, you should read the entire prospectus carefully before making a decision to participate in the distribution reinvestment plan.  You should also review the section of this prospectus titled “Incorporation of Certain Documents by Reference.”
Steadfast Apartment REIT, Inc.
We are a Maryland corporation formed in August 2013 that commenced operations on May 22, 2014. We invest in and manage a diverse portfolio of multifamily properties located in targeted markets throughout the United States, with the objective of generating stable rental income and maximizing the opportunity for future capital appreciation. In addition to our focus on multifamily properties, we may also selectively invest in other types of commercial properties and real estate-related assets. We have elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2014.
Substantially all of our business is conducted through Steadfast Apartment REIT Operating Partnership, L.P., or STAR OP, Steadfast Income REIT Operating Partnership, L.P., or SIR OP, and Steadfast Apartment REIT III Operating Partnership, or STAR III OP, collectively referred to as our “operating partnership.” We are the sole general partner of STAR OP, SIR Merger Sub (as defined below), our wholly-owned subsidiary, is the sole general partner of SIR OP, and STAR III Merger Sub (as defined below), our wholly-owned subsidiary, is the sole general partner of STAR III OP. As of December 31, 2019, we owned 32 multifamily properties comprised of a total of 11,195 apartment homes and one parcel of land held for the development of apartment homes. Upon closing the Mergers on March 6, 2020, our combined portfolio consisted of (1) 70 properties (including one property held for development) and (2) a 10% interest in one unconsolidated joint venture that owned 20 multifamily properties with a total of 4,584 apartment homes.
Our Initial Public Offering
We commenced an initial public offering of common stock on December 30, 2013. We registered 66,666,667 shares for sale in our primary offering and 7,017,544 shares to be sold in our distribution reinvestment plan, though we reserved the right to reallocate shares between our primary offering and our distribution reinvestment plan. We commenced our public offering on December 30, 2013, and terminated our primary offering on March 24, 2016, but continued to sell shares of our common stock through our distribution reimbursement plan. As of December 31, 2019, we had sold 54,276,237 shares of common stock for gross offering proceeds of $809,562,356, including 6,662,210 shares of common stock issued pursuant to our distribution reinvestment plan for gross offering proceeds of $99,127,477. We are offering a maximum of 10 million total shares pursuant to our distribution reinvestment plan.
Merger with Steadfast Income REIT, Inc.
On August 5, 2019, we, SIR, STAR OP, SIR OP, and SI Subsidiary, LLC, our wholly-owned subsidiary, or SIR Merger Sub, entered into an Agreement and Plan of Merger, or the SIR Merger Agreement.
Pursuant to the terms and conditions of the SIR Merger Agreement, on March 6, 2020, SIR merged with and into SIR Merger Sub, or the SIR Merger, with SIR Merger Sub surviving the SIR Merger. Following the SIR Merger, SIR Merger Sub, as the surviving entity, will continue as our wholly-owned subsidiary. In accordance with the applicable provisions of the Maryland General Corporation Law, or MGCL, the separate existence of SIR ceased.
At the effective time of the SIR Merger, each issued and outstanding share of SIR common stock (or a fraction thereof), $0.01 par value per share, or the SIR Common Stock, converted into the right to receive 0.5934 shares of our common stock.
Merger with Steadfast Apartment REIT III, Inc.
On August 5, 2019, we, STAR III, STAR OP, STAR III OP, and SIII Subsidiary, LLC, our wholly-owned subsidiary, or STAR III Merger Sub, entered into an Agreement and Plan of Merger, or the STAR III Merger Agreement.
Pursuant to the terms and conditions of the STAR III Merger Agreement, on March 6, 2020, STAR III merged with and into STAR III Merger Sub, or the STAR III Merger, with STAR III Merger Sub surviving the STAR III Merger. Following the STAR III Merger, STAR III Merger Sub, as the surviving entity, will continue as our wholly-owned subsidiary. In accordance with the applicable provisions of the MGCL, the separate existence of STAR III ceased.
At the effective time of the STAR III Merger, each issued and outstanding share of STAR III common stock (or a fraction thereof), $0.01 par value per share, was converted into the right to receive 1.430 shares of our common stock.

The Combined Company.
The combined company after the Mergers retained the name “Steadfast Apartment REIT, Inc.” Each Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.
Upon closing the Mergers with SIR and STAR III on March 6, 2020, our combined portfolio consisted of (1) 70 properties (including one property held for development) and (2) a 10% interest in one unconsolidated joint venture that owned 20 multifamily properties with a total of 4,584 apartment homes.
Our address is 18100 Von Karman Avenue, Suite 500, Irvine, California 92612 and our telephone number is (949) 852-0700.
Our Advisor
Steadfast Apartment Advisor, LLC is our advisor. Subject to certain restrictions and limitations, our advisor manages our day-to-day operations and our portfolio of properties and real estate-related assets. Our advisor sources and presents investment opportunities to our board of directors. Our advisor also provides investment management, marketing, investor relations and other administrative services on our behalf. Our advisor is a wholly-owned subsidiary of our sponsor, Steadfast REIT Investments, LLC.
Our Management
We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors, including a majority of our independent directors, must approve each investment proposed by our advisor, as well as certain other matters set forth in our Articles of Amendment and Restatement, or our charter. We have eight members on our board of directors, five of whom are independent of our advisor and are responsible for reviewing our advisor’s performance. Our directors are elected annually by our stockholders. Although we have executive officers who manage our operations, we do not have any paid employees.
Terms of the Offering
We are offering a maximum of 10,000,000 shares of our common stock to our existing stockholders pursuant to our distribution reinvestment plan. Shares of our common stock issued pursuant to our distribution reinvestment plan are being offered at $15.23 per share which is the most recent estimated value per share of our common stock. Our board of directors may, in its sole discretion, from time to time, change this price based upon changes in our estimated value per share and other factors our board of directors deems relevant. If we determine to change the price at which we offer shares pursuant to our distribution reinvestment plan, we do not anticipate that we will do so more frequently than quarterly. See also “—Estimated Value Per Share.”
This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.
YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE PURSUANT TO OUR DISTRIBUTION REINVESTMENT PLAN.
Estimated Use of Proceeds of this Offering
The proceeds raised pursuant to our distribution reinvestment plan will be used for general corporate purposes, including, but not limited to, investment in real estate and real estate related assets and our value enhancement strategy, payment of fees and other costs, repayment of debt and funding for our share repurchase plan.  We cannot predict with any certainty how much distribution reinvestment plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold pursuant to our distribution reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan, and we expect any other offering expenses to be nominal.
Special Restrictions on the Ownership or Transfer of Shares
Our charter contains a restriction on ownership of more than 9.8% in value of our outstanding capital stock (which includes common stock and preferred stock we may issue) and more than 9.8% in value or number of shares, whichever is more restrictive, unless exempted prospectively or retroactively by our board of directors. Subsequent purchasers, i.e., potential purchasers of shares by an investor, must also meet the net worth or income standards and unless an investor is transferring all of its shares, the investor may not transfer its shares in a manner that causes it or the transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except in connection with redemptions or by operation of law.

These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares. All sales must also comply with applicable state and federal securities laws.
Estimated Value Per Share
On April 17, 2020, our board of directors determined an estimated value per share of our common stock of $15.23 as of March 6, 2020. The estimated per share valuation was based on our assets less liabilities divided by the number of shares of our common stock outstanding as of March 6, 2020, the date we closed the Mergers. For more information on the determination of our estimated value per share, see our Current Report on Form 8-K filed with the SEC on April 20, 2020.
We caution investors that the outbreak of the COVID-19, declared by the World Health Organization as a global pandemic on March 11, 2020, is causing heightened uncertainty in both local and global market conditions. The effect COVID-19 will have on the real estate markets generally, and in which we own and operate assets, is currently unknown and will depend in part on both the scale and longevity of the pandemic. While market activity is being impacted in most sectors, at this stage hospitality and retail sectors have been most significantly impacted due to the increased response by local and global authorities, including shelter in place orders, restriction of travel and growing international concern. A prolonged pandemic could have a significant (and is yet unknown or quantifiable) impact on other sectors of the property market including multifamily real estate. Although the March 6, 2020 estimated share value is based on the information available at March 6, 2020, previous market information available on March 6, 2020, used for comparison purposes is now less reliable to inform opinions of value. The changing responses to COVID-19 create an unprecedented set of circumstances on which to base a judgment. Consequently, less certainty - and a higher degree of caution - should be attached to the estimated value per share as of March 6, 2020 than would normally be the case.
Liquidation
Our board of directors will consider alternatives for providing liquidity to our stockholders, which we refer to as a “liquidity event”. A liquidity event may include the sale of our assets, a sale or merger of our company or a listing of our shares on a national securities exchange. In making the decision regarding which type of liquidity event to pursue, our board of directors will try to determine which available alternative method would result in greater value for our stockholders. The timing of any such event will be significantly dependent upon economic and market conditions after completion of our offering stage.
Potential Internalization of Management
Our advisor notified us that it intends to present a proposal to our Special Committee within 60 days of the closing of the Mergers regarding a possible internalization of management, whereby our advisor would sell, and we would acquire, our advisor or certain assets of our advisor and its affiliates as well as retain a number of officers and employees of our advisor and its affiliates as our employees. Such a transaction, if consummated, likely would include an amendment to the advisory agreement with our advisor to permit our advisor or its affiliates to receive consideration in exchange for the sale. Our advisor believes that an internalization would, among other things, result in administrative and other cost savings to us and increase the likelihood of a future listing. Our advisor has not proposed a price at which it would be willing to effect such a transaction, and there is no guarantee that we and our advisor will successfully negotiate an internalization of management, or in the event of an internalization, the potential benefits of the internalization would be realized.
Governing Law
The terms and conditions of our distribution reinvestment plan and its operation will be governed by the laws of the State of Maryland.
Incorporation by Reference
This prospectus incorporates by reference documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019 and all future documents we file pursuant to certain sections of the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Documents by Reference.”

RISK FACTORS
An investment in our shares involves various risks and uncertainties.  For a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition, you should carefully consider the specific risks set forth below and as set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Exchange Act, which are incorporated by reference into this prospectus, as amended and supplemented.  The risks discussed in our reports can adversely affect our business, operating results, prospects and financial condition.  This could cause the value of our common stock to decline and could cause you to lose all or part of your investment.

The current outbreak of COVID-19 has caused severe disruptions in the U.S. and global economy and will likely have an adverse impact on our financial condition and results of operations. This impact could be materially adverse to the extent the current COVID-19 outbreak, or future pandemics, cause residents to be unable to pay their rent, or cause other impacts described below.
In December 2019, a novel strain of COVID-19 was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 100 countries, including the United States. COVID-19 has also spread to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19.
The outbreak of COVID-19 in many countries, including the United States, continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and, as cases of the virus have continued to be identified in additional countries, many countries, including the United States, have reacted by instituting shelter in place orders, quarantines and restrictions on travel.
Nearly all U.S. cities and states, including cities and states where our properties are located, have also reacted by instituting quarantines, restrictions on travel, shelter in place orders, restrictions on types of business that may continue to operate, and/or restrictions on types of construction projects that may continue. There can be no assurances as to the length of time these restrictions will remain in place. The COVID-19 outbreak has had, and future pandemics could have, a significant adverse impact on economic and market conditions of economies around the world, including the United States, and has triggered a period of global economic slowdown or global recession.
The effects of COVID-19 or another pandemic could adversely affect us and/or our residents due to, among other factors:

•
the unavailability of personnel, including executive officers and other leaders that are part of the management team and the inability to recruit, attract and retain skilled personnel-to the extent management or personnel are impacted in significant numbers by the outbreak of pandemic or epidemic disease and are not available or allowed to conduct work-business and operating results may be negatively impacted;

•
difficulty accessing debt and equity capital on attractive terms, or at all, a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our ability to access capital necessary to fund business operations or replace or renew maturing liabilities on a timely basis, and may adversely affect the valuation of financial assets and liabilities, any of which could affect our ability to meet liquidity and capital expenditure requirements or have a material adverse effect on our business, financial condition, results of operations and cash flows;

•	an inability to operate in affected areas, or delays in the supply of products or services from the vendors that are needed to operate effectively;

•
residents’ inability to pay rent on their leases or our inability to re-lease space that is or becomes vacant, which inability, if extreme, could cause us to: (i) no longer be able to pay distributions at our current rates or at all in order to preserve liquidity and (ii) be unable to meet our debt obligations to lenders, which could cause us to lose title to the properties securing such debt, trigger cross-default provisions, or could cause us to be unable to meet debt covenants, which could cause us to have to sell properties or refinance debt on unattractive terms;

•	an ability to continue repurchasing shares pursuant to our share repurchase plan;

•	an inability to ensure business continuity in the event our continuity of operations plan is not effective or improperly implemented or deployed during a disruption;

•	our inability to deploy capital due to slower transaction volume which may be dilutive to shareholders; and

•	our inability to satisfy repurchase requests and preserve liquidity, if demand for repurchases exceeds the limits of our share repurchases program or ability to fund repurchases.
Because our property investments are located in the United States, COVID-19 has begun and will continue to impact our properties and operating results given its continued spread within the United States reduces occupancy, increases the cost of operation, results in limited hours or necessitates the closure of such properties. In addition, quarantines, states of emergencies and other measures taken to curb the spread of COVID-19 may negatively impact the ability of such properties to continue to obtain necessary goods and services or provide adequate staffing, which may also adversely affect our properties and operating results.
Residents and potential residents of the properties we own operate in industries that are being adversely affected by the disruption to business caused by this global outbreak. Residents or operators have been, and may in the future be, required to suspend operations at our properties for what could be an extended period of time. For residents impacted by COVID-19, we have agreed to provide certain rent concessions. Our April 2020 COVID-19 Payment Plan allows qualifying residents to defer the April 2020 rent charged to a later date to be collected by us on a monthly installment basis over the duration of the current lease term or renewal term (which may not exceed twelve months), agreed upon by us and our qualifying residents. Our May 2020 COVID-19 Payment Plan grants qualifying residents certain concessions agreed upon by us and our qualifying residents. If a qualifying resident fails to make payments pursuant to the COVID payment plans, the concession is immediately terminated, and the resident is required to immediately repay the amount of the concession. We continue to evaluate the impact of our rent concession programs and the appropriate accounting policy elections to be applied to the COVID-19 Payment Plans.
The ongoing impact of COVID-19 could lead to further increased rent delinquencies and/or defaults under leases, a lower demand for rentable space leading to increased concessions or lower occupancy, and/or tenant improvement expenditures, or reduced rental rates to maintain occupancies. Our operations could be materially negatively affected if the economic downturn is prolonged, which could adversely affect our operating results, ability to pay our distributions, our ability to repay or refinance our debt, and the value of our shares.
The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19. The full extent of the impact and effects of COVID-19 on our future financial performance, as a whole, and, specifically, on our real estate investments are uncertain at this time. The impact will depend on future developments, including, among other factors, the duration and spread of the outbreak, along with related travel advisories and restrictions, the recovery time of the disrupted supply chains, the consequential staff shortages and production delays, and the uncertainty with respect to the duration of the global economic slowdown. COVID-19 and the current financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk with respect to our performance, financial condition, results of operations, cash flows, and value of our shares.

The current outbreak of COVID-19 and resulting impacts on the U.S. economy and financial markets has created extreme uncertainty and volatility with respect to the current and future values of real estate, and therefore our estimated value per share, as well as the market value of our debt. As a result, our estimated value per share may not reflect the actual realizable value of our underlying properties at any given time or the market value of our debt.
The current outbreak of COVID-19 and the resulting impacts on the U.S. economy and financial markets have created extreme uncertainty and volatility with respect to the current and future values of real estate and real estate-related assets, borrowings and hedges. The recent COVID-19 pandemic is expected to continue to have a significant impact on local, national and global economies and has resulted in a world-wide economic slowdown. The fallout from the ongoing pandemic on our investments is uncertain; however, it is expected to have a negative impact on the overall real estate market. In addition, slower transaction volume may result in less data for assessing real estate values. This increases the risk that our estimated value per share may not reflect the actual realizable value of our underlying properties at any given time, as valuations and appraisals of our properties and real estate-related assets are only estimates of market value as of March 6, 2020 and may not reflect the changes in values resulting from the COVID-19 pandemic, as this impact is occurring rapidly and is not immediately quantifiable. To the extent real estate values decline after the date we disclose our estimated value, whether due to the COVID-19 outbreak or otherwise, (i) we may overpay to repurchase our shares, and (ii) investors investing in our distribution reinvestment plan may overpay for their investment in our common stock, which would heighten their risk of loss. Furthermore, because we generally do not mark to market our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity or our associated interest rate cap agreements that are intended to be held to maturity, the realizable value of our company or our assets that are encumbered by debt may be higher or lower than the value used in the calculation of our estimated net assets value. This risk may be exacerbated by the current market volatility, which can lead to large and sudden swings in the fair value of our assets and liabilities.

Legislative or regulatory action could adversely affect the returns to our investors.
In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to investments in real estate and REITs, including the passage of the Tax Cuts and Jobs Act of 2017. Federal legislation intended to ameliorate the economic impact of the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, has been enacted that makes technical corrections to, or modifies on a temporary basis, certain of the provisions of the Tax Cut and Jobs Act of 2017, and it is possible that additional such legislation may be enacted in the future. The full impact of the Tax Cuts and Jobs Act of 2017 and the CARES Act may not become evident for some period of time. In addition, there can be no assurance that future changes to the U.S. federal income tax laws or regulatory changes will not be proposed or enacted that could impact our business and financial results. The REIT rules are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, which may result in revisions to regulations and interpretations in addition to statutory changes. If enacted, certain of such changes could have an adverse impact on our business and financial results.
Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a regular corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our best interests.
We urge you to consult with your own tax advisor with respect to the status of any legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

ESTIMATED USE OF PROCEEDS
The proceeds raised pursuant to our distribution reinvestment plan will be used for general corporate purposes, including, but not limited to, investment in real estate and real estate related assets, our value enhancement strategy, payment of fees and other costs, repayment of debt and funding for our share repurchase plan.  We cannot predict with any certainty how much distribution reinvestment plan proceeds will be used for any of these purposes, and we have no basis for estimating the number of shares that will be sold pursuant to our distribution reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan, and we expect any other offering expenses to be nominal.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN
What is the purpose of the distribution reinvestment plan?
Our distribution reinvestment plan is designed to offer our existing stockholders a simple and convenient way to invest their cash distributions in additional shares of our common stock without paying any selling commissions, fees or service charges. We expect to use substantially all of the net proceeds from the sale of shares under our distribution reinvestment plan for general corporate purposes, including, but not limited to, investment in real estate and real estate related assets, our value enhancement strategy, payment of fees and other costs, repayment of debt and funding for our share repurchase plan.
How are my distributions reinvested?
If you choose to participate in our distribution reinvestment plan, we will apply distributions on the shares of stock registered in your name to purchase additional shares for you directly from us. The allocation of shares of our common stock among participants may result in the ownership of fractional shares, computed to four decimal places. The distributions paid on shares acquired through our distribution reinvestment plan will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.
What is the purchase price of shares in the distribution reinvestment plan?
There is no public trading market for the shares of our common stock, and there can be no assurance that a market will develop in the future. Shares of our common stock issued pursuant to our distribution reinvestment plan are being offered at $15.23 per share. Our board of directors may, in its sole discretion, from time to time, change this price based upon changes in our estimated value per share and other factors our board of directors deems relevant.
The selling price may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.
Who is eligible to participate in the distribution reinvestment plan?
You are eligible to participate in our distribution reinvestment plan if you are a holder of record of shares of our common stock. In addition, we have established suitability standards for all stockholders, including subsequent transferees, which you must satisfy in order to participate in our distribution reinvestment plan. See “Suitability Standards.” If your shares are held of record by a broker or nominee, to enroll in our distribution reinvestment plan, you will need to arrange for that entity to transfer ownership of the shares to you. We may refuse participation in our distribution reinvestment plan to stockholders residing in states where shares offered pursuant to our distribution reinvestment plan are neither registered under applicable securities laws nor exempt from registration.
How do I enroll in the distribution reinvestment plan?
Eligible persons may become a participant in our distribution reinvestment plan at any time by completing and signing an Account Update Form. An Account Update Form is attached as part of Appendix A to this prospectus and may be obtained at any time by calling Steadfast Apartment REIT, Inc. at (888) 223-9951, on our website at www.steadfastreits.com, or by writing to us at Investor Relations, 18100 Von Karman Avenue, Suite 500, Irvine, California 92612.
If you are already enrolled in our distribution reinvestment plan, no action is required.
Your participation in our distribution reinvestment plan will begin with the first distribution payment after your signed distribution change form is received and accepted.
You will remain a participant of our distribution reinvestment plan until you deliver to us written notice of your desire to terminate your participation (described more fully below under “How do I terminate participation in our distribution reinvestment plan?”).
Who administers the distribution reinvestment plan for participants?
Our distribution reinvestment plan is administered by us. A different entity may act as distribution reinvestment plan administrator in the future. Our distribution reinvestment plan administrator will keep all records of your distribution reinvestment plan accounts and send statements of your account to you.

When will shares be purchased under the distribution reinvestment plan?
Shares will be purchased for you under our distribution reinvestment plan on the date on which common stock distributions are paid. We intend to continue to pay distributions monthly on or about the first day of each month, but the timing and amount of distributions may be changed in our sole discretion. If the aggregate amount of distributions to participants exceeds the amount required to purchase all shares of our common stock then available for purchase, we will purchase all available shares of our common stock and will return all remaining cash distributions to the participants. We will allocate the purchased shares of our common stock among the participants based on the portion of the aggregate distributions received on behalf of each participant, as reflected in our records.
Who will assume the costs of administering the distribution reinvestment plan?
Purchases under our distribution reinvestment plan will not be subject to selling commissions, dealer manager fees or due diligence reimbursements. All costs of administration of our distribution reinvestment plan will be borne by us.
When will I receive reports about my investments under the distribution reinvestment plan?
You will receive a statement of your account within 90 days after the end of the fiscal year. The statements will contain a report of all transactions with respect to your account since the last statement, including information with respect to the distributions reinvested during the year, the number of shares purchased during the year, the per share purchase price for such shares and the total number of shares purchased on your behalf pursuant to our distribution reinvestment plan. In addition, tax information with respect to income earned on shares issued pursuant to our distribution reinvestment plan for the year will be included in the account statements. We will provide to each participant an individualized report at the time of each distribution payment showing the number of shares owned prior to the current distribution, the amount of the current distribution and the number of shares owned after the current distribution.
Our annual report also contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.
How do I terminate participation in the distribution reinvestment plan?
You may terminate your participation in our distribution reinvestment plan at any time, without penalty upon written notice to us. A notice of termination received by our distribution reinvestment plan administrator will be effective on the next investment date. Participants who terminate their participation in our distribution reinvestment plan may thereafter rejoin our distribution reinvestment plan by notifying us and completing all necessary forms and otherwise as required by us.
Upon a stockholder’s termination of participation in our distribution reinvestment plan for any reason, distributions will be distributed to the stockholder in cash.
Can the company terminate my participation in the distribution reinvestment plan?
Our board of directors may terminate your individual participation in our distribution reinvestment plan at any time by notice to you if continued participation will, in the opinion of the board of directors, jeopardize our status as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.
If we terminate your participation in our distribution reinvestment plan or you terminate your participation in our distribution reinvestment plan, we will update our stock records to include the number of whole shares in your distribution reinvestment plan account. For any fractional shares of stock in your distribution reinvestment plan account, our distribution reinvestment plan administrator will send you a check in payment for any fractional shares in your account.
Can the distribution reinvestment plan be amended, suspended or terminated?
Our board of directors may, in its sole discretion, terminate our distribution reinvestment plan or amend any aspect of our distribution reinvestment plan without the consent of distribution reinvestment plan participants or other stockholders, provided that written notice of any material amendment is sent to distribution reinvestment plan participants at least 10 days’ prior to the effective date of that amendment and provided that we may not amend our distribution reinvestment plan to terminate a participant’s right to withdraw from our distribution reinvestment plan.
If our distribution reinvestment plan is terminated, we will update our stock records to include the number of whole shares in your distribution reinvestment plan account. For any fractional shares of stock in your distribution reinvestment plan account, our distribution reinvestment plan administrator will send you a check in payment for any fractional shares in your account.

What are the U.S. federal income tax consequences of participation in the distribution reinvestment plan?
The following discussion summarizes the principal U.S. federal income tax consequences, under current law, of participation in our distribution reinvestment plan. It does not address all potentially relevant U.S. federal income tax matters, including consequences peculiar to persons subject to special provisions of U.S. federal income tax law (such as tax-exempt organizations, insurance companies, financial institutions, broker dealers and non-U.S. persons). No IRS ruling has been issued or requested regarding our distribution reinvestment plan. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences (including the effects of any changes in law) that may result from your participation in our distribution reinvestment plan and the disposition of any shares purchased pursuant to our distribution reinvestment plan.
Reinvested Distributions. Stockholders subject to U.S. federal income taxation who elect to participate in our distribution reinvestment plan will incur a tax liability even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested in our common stock. Specifically, distribution reinvestment plan participants will be treated as if they received the distribution and then applied such distribution to purchase our common stock. To the extent that a stockholder purchases shares through our distribution reinvestment plan at a discount to fair market value, the stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of such discount. A participant will be taxed on the amount of such distribution as ordinary income to the extent such distribution does not exceed our current and accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend or as a “qualified dividend,” as applicable. In such case, the designated portion of the distribution will be taxed as a capital gain or as a qualified dividend. To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your common stock, and any distribution in excess of such basis will be taxable as a gain realized from the sale of your common stock. Any income or gain realized in connection with the distribution reinvestment plan will be included in a participant’s net investment income for purposes of the Medicare tax, discussed under the heading “U.S. Federal Income Tax Considerations-Taxation of Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders.”
Withholding.    In the case of participating stockholders whose distributions are subject to withholding tax, distributions will be reinvested less the amount of tax required to be withheld.
How will the shares purchased through the distribution reinvestment plan be recorded on the company’s books?
All shares of our common stock that you purchase through the reinvestment of distributions are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in our distribution reinvestment plan will be shown on your statement of account.
How may I sell shares acquired under the distribution reinvestment plan?
You may sell the shares acquired pursuant to our distribution reinvestment plan, and your other shares, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. However, there currently is no public market for shares of our common stock. We do not expect a public market for our stock to develop prior to a listing on a national stock exchange. Consequently, there may not be a readily available buyer for your shares. We have adopted a share repurchase plan to provide limited liquidity for our stockholders. However, our board of directors may, in its sole discretion, amend, suspend, or terminate our share repurchase plan at any time upon thirty days prior written notice. Therefore, you may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase plan. The share repurchase plan will terminate in the event that a secondary market develops for our shares of common stock.
Your transfer of shares will terminate participation in our distribution reinvestment plan with respect to such transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to us that such transferee meets the requirements for participation hereunder, including the suitability standards set forth in this prospectus, and affirmatively elects participation by delivering an executed distribution change form or other instrument required by us.
What are the voting rights of shares acquired under the distribution reinvestment plan?
Shares in your distribution reinvestment plan account will be voted as you direct. As a stockholder, you will receive a proxy card in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your distribution reinvestment plan account. You may also vote your shares, including those in your distribution reinvestment plan account, in person at any annual or special meeting of stockholders.

Who can help answer my questions or provide me with documents relating to the distribution reinvestment plan?
If you have questions about our distribution reinvestment plan or would like to request forms related to our distribution reinvestment plan and documents incorporated by reference into this prospectus, please contact:

Stira Capital Markets Group, LLC
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(888) 223-9951
Attention: Investor Relations

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General
The following is a summary of certain material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, ownership and disposition of our common stock that may be relevant to a potential stockholder. Because this section is necessarily general, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. This summary is based on the Internal Revenue Code; current, temporary and proposed U.S. Treasury Department, or Treasury, regulations promulgated thereunder; current administrative interpretations and practices of the Internal Revenue Service, or the IRS; and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.
We have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.
This summary of certain U.S. federal income tax consequences applies to you if you acquire and hold our common stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). This summary does not consider all of the rules which may affect the U.S. tax treatment of your investment in our common stock in light of your particular circumstances. For example, except to the extent discussed under the headings “—Taxation of Holders of Our Common Stock — Taxation of Tax—Exempt Stockholders” and “—Taxation of Holders of Our Common Stock— Taxation of Non—U.S. Stockholders,” special rules not discussed here may apply to you if you are:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a partnership or other pass-through entity;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a REIT;

•	an insurance company;

•	a tax-exempt organization;

•	subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	holding our common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a non-U.S. corporation or partnership, and a person who is not a resident or citizen of the United States;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate.
If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the U.S. federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, holding and disposing of our common stock by the partnership.
This summary does not discuss any state, local or non-U.S. tax considerations.
This summary of certain material U.S. federal income tax consideration is for general information purposes only and is not tax advice. You are advised to consult your tax adviser regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Taxation of Steadfast Apartment REIT, Inc.
We have elected to be taxed as a REIT under the Internal Revenue Code beginning with the taxable year ended December 31, 2014. We intend to continue to operate in such a manner as to qualify for taxation as a REIT.
REIT Qualification
This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
In connection with this offering, Morrison & Foerster LLP delivered an opinion to us that, commencing with our taxable year ended December 31, 2014, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.
It must be emphasized that the opinion of Morrison & Foerster LLP was based on various assumptions relating to our organization and operation and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by Morrison & Foerster LLP or by us that we will so qualify for any particular year. Morrison & Foerster LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which has not been, and will not be, reviewed by Morrison & Foerster LLP. Our ability to continue to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to continue to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify” below.
We have made an election to be taxed as a REIT under the Internal Revenue Code beginning with the taxable year ended December 31, 2014. As a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that is distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that have historically resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.
Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs.
Although we have made an election to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•
We will be taxed at regular corporate rates on any taxable income, including undistributed net capital gains, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned;

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “-Prohibited Transactions” and “-Foreclosure Property” below;

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% prohibited transaction tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%). See “—Foreclosure Property” below;

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect the profitability of such gross income;

•
In the event of a failure of the asset tests (other than certain de minimis failures), as described below under “-Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 21% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests;

•
In the event of a failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure;

•
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed, plus (2) retained amounts on which income tax is paid at the corporate level;

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “-Requirements for Qualification-General”;

•
A 100% tax may be imposed on certain items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (a “TRS,” as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items to conform to an arm’s length pricing standard;

•
If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which our adjusted tax basis of the assets is determined by reference to the adjusted tax basis of the assets in the hands of the corporation, we will be subject to tax at the highest corporate income tax rate then applicable if we subsequently recognize the built-in gain on a disposition of any such assets during the 5-year period following the acquisition from the corporation, unless the corporation elects to treat the transfer of the assets to the REIT as a deemed sale; or

•	The earnings of our lower-tier entities that are taxable corporations, if any, including domestic TRSs, are subject to U.S. federal corporate income tax.
In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification — General
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below regarding the nature of its income and assets, its distributions, and certain other matters; and

(8)	that elects to be taxed as a REIT.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. We were not required to satisfy conditions (5) and (6) for the first taxable year in which we elected to be taxed as a REIT.
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes), the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest are treated as our assets and items of income for purposes of applying the REIT requirements. Our proportionate share is generally determined, for these purposes, based upon our percentage interest in the partnership’s equity capital; however, for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership and held by us. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even if we have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”
Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly owned by us, including single member limited liability companies, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to as “pass-through subsidiaries.”
In the event that one of our disregarded subsidiaries ceases to be disregarded - for example, if any equity interest in the subsidiary is acquired by a person other than us, or another of our disregarded subsidiaries, or if a TRS election is made with respect to a wholly-owned corporation - the subsidiary would be treated as a distinct entity, either as a partnership or a corporation for U.S. federal income tax purposes. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a TRS or more than 20% of the securities of any TRS. See “-Asset Tests” and “-Income Tests.”

Taxable REIT Subsidiaries. A REIT may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. A TRS is generally subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or as receiving any income that subsidiary TRS earns. Rather, the stock issued by subsidiary TRS is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the TRS. Because a REIT does not include the assets and income of a TRS in determining its compliance with the REIT requirements, one or more TRSs may be used by the REIT to acquire assets and/or undertake indirectly activities that the REIT rules might otherwise preclude the REIT from doing directly or through pass-through subsidiaries.
Income Tests
We must satisfy two gross income requirements annually. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property”; dividends received from other REITs; interest income derived from mortgage loans secured by real property; income derived from a real estate mortgage investment conduit, or REMIC, in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; certain income from qualified temporary investments; and gains from the sale of real estate assets. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. In addition, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry select real estate equity investments or to hedge certain foreign currency risks and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests.
Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. The amount of rent received generally must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue or through a TRS. We and our affiliates are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only or are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to tenants of properties without disqualifying all of the rent from the property if income attributable to such services does not exceed 1% of the total gross income from the property. For this purpose, the amount received by the REIT for such service is deemed to be at least 150% of the REIT’s direct cost of providing the service. To the extent a TRS provides such non-customary services to our tenants, we must pay the TRS at least 150% of the direct cost of providing the services to qualify for a safe harbor from certain penalty taxes on non-arm’s length transactions between a REIT and a TRS. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the tenant.
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and personal property, the fair market value of the personal property exceeds 15% of the total value of all property securing the loan, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
To the extent that the terms of a loan provide for contingent interest that is based on the gain realized upon the sale of the property securing the loan or appreciation in value of the property as of a specified date (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower.
To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.
We may hold mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Our mezzanine loans might not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.
We may receive distributions from TRSs or other corporations that are not REITs. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Any dividends we received from a REIT will be qualifying income for purposes of both the 75% and 95% gross income tests.

We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by reference to the borrower’s income and profits. Other fees generally are not qualifying income for purposes of either gross income test.
Prior to the making of investments in real properties, we may invest the net offering proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% gross income test, income attributable to stock or a debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such proceeds. To the extent that we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as certain mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares of common stock in other REITs to satisfy the 75% and 95% gross income tests and the asset tests described below.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, and we attach to our tax return a schedule of the sources of our income. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test, multiplied by a fraction intended to reflect the profitability of such gross income.
Asset Tests
At the close of each calendar quarter, we must satisfy multiple tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, personal property leased with real property if rents attributable to the personal property do not exceed 15% of total rents, stock of other corporations that qualify as REITs, certain kinds of mortgage-backed securities and mortgage loans, debt instruments issued by publicly offered REITs and, under some circumstances, stock or debt instruments purchased with new capital. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” and certain other securities, as described below. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT’s total assets. Fifth, not more than 25% of the value of a REIT’s assets may consist of “nonqualified publicly offered REIT debt instruments.”
Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt” or one of the other exceptions to the 10% value test.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the following securities will not violate the 10% value test: (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is such that the partnership would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.
Any interests we hold in a REMIC are generally treated as qualifying real estate assets. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC qualifies for purposes of the REIT asset test.
We monitor compliance with the asset test requirements on an ongoing basis. Independent appraisals will not be obtained, however, to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that we do not comply with one or more of the asset tests.
A REIT which fails one or more of the asset requirements (other than a de minimis failure described below) may nevertheless maintain its REIT qualification, if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (d) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets or $10,000,000, and (b) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.
Annual Distribution Requirements
In order to maintain our REIT status, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

(1)	90% of our “REIT taxable income” (computed without regard to deduction for dividends paid and net capital gains), and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income.
These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after such declaration. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at the regular corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.
To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Net operating losses generated in taxable years beginning after December 31, 2017, however, are only available to offset 80% of our net taxable income. The Coronavirus Aid, Relief and Economic Security Act repeals the 80% limitation for taxable years beginning before January 1, 2021.
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between the actual receipt of cash and our inclusion of items in income for U.S. federal income tax purposes. Potential sources of non-cash taxable income include real estate and securities that have been financed through securitization structures, such as the term-debt structure, which require some or all of available cash flows to be used to service borrowings, loans or mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, it might be necessary to arrange for short-term, or possibly long-term, borrowings to meet the distribution requirements or to pay dividends in the form of taxable in-kind distributions of property.
In certain circumstances, we may be able to cure a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “-Income Tests” and “-Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate income tax rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, and would not be required to be made. In this situation, to the extent of our current and accumulated earnings and profits, all distributions to stockholders taxed as individuals will generally be treated as qualified dividends that are taxed at capital gains rates and, subject to limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.
Prohibited Transactions
Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business, by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT, unless we qualify for a safe harbor exception. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers in the ordinary course of business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as such, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.
Foreclosure Property
Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such

REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate income tax rate (currently 21%) on any net income from foreclosure property that would otherwise be qualifying income for purposes of the 75% gross income test and any gain from the disposition of foreclosure property that is held for sale in the ordinary course of business. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test.
Hedging Transactions
We expect to enter into hedging transactions, from time to time, with respect to our liabilities. Our hedging activities may include entering into interest rate swaps, caps, floors, collars, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, to hedge certain foreign currency risks, or to hedge an existing hedging position after a portion of the hedged indebtedness or property has been disposed of, any periodic income or gain from the disposition of that contract are disregarded for purposes of the 75% and 95% gross income tests, provided we identify clearly any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
Taxable Mortgage Pools
An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.
Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. Special rules apply, however, in the case of a TMP that is a REIT, a portion of a REIT, or a disregarded subsidiary of a REIT. In that event, the TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT.
If a subsidiary partnership of ours that is not disregarded for U.S. federal income tax purposes, such as our operating partnership, were a TMP or owned a TMP, the foregoing rules would not apply. Rather, the TMP would be treated as a corporation for U.S. federal income tax purposes and would be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements, e.g., by causing us to be treated as owning more than 10% of the securities of a C corporation. Because we intend to hold substantially all of our assets through our operating partnership, we will not acquire interests in taxable mortgage pools and will attempt to avoid securitization structures that may be treated as taxable mortgage pools.
Tax Aspects of Investments in Partnerships
We will hold investments through entities, including our operating partnership, that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items from subsidiary partnerships for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships. See “—Effect of Subsidiary Entities — Ownership of Partnership Interests.” Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to continue to qualify as a REIT, even if we may have no control, or only limited influence, over the partnership.
Entity Classification
Investments in partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of any partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “-Asset Tests” and “-Income Tests,” and in turn could jeopardize our REIT status. See “-Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash, which could adversely affect our ability to comply with the REIT distribution requirements described above.
Tax Allocations with Respect to Partnership Properties
Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
To the extent that any of our partnerships acquire appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner makes a contribution to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of any existing book-tax difference to the other (i.e., non-contributing) partners. As a result, we could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.
Taxation of Holders of Our Common Stock
The following is a summary of certain additional U.S. federal income tax considerations with respect to the ownership of our common stock.
Taxation of Taxable U.S. Stockholders
As used herein, the term “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if: (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.
Taxation of U.S. Stockholders on Distributions on Our Common Stock. As long as we qualify as a REIT, a taxable U.S. stockholder generally must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify as “qualified dividend income,” the maximum U.S. federal income tax rate on which is 20%. As a result, our ordinary dividends generally will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 37% (without regard to the 3.8% Medicare tax). However, the lower tax rates for qualified dividend income will apply to our ordinary dividends to the extent attributable: (i) to dividends received by us from non-REIT corporations, such as TRSs; and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend.

Additionally, for taxable years beginning before January 1, 2026, non-corporate U.S. Stockholders will be entitled to a deduction equal to 20% of our dividends (other than capital gain dividends and qualified dividend income).

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as either capital paid distributions or unrecaptured Section 1250 gains, which we subject to a maximum U.S. federal income tax rate of 25%. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of its undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. stockholder to the extent that it does not exceed the adjusted tax basis of the U.S. stockholder’s common stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent such distributions exceed the U.S. stockholder’s adjusted tax basis in its common stock, such stockholder will recognize long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder.

Stockholders may not include on their individual income tax returns any of a REIT’s net operating losses or capital losses. Instead, the REIT would carry over such losses for potential offset against its future income and/or gains (subject to any applicable restrictions and limitations). Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner to offset income they derive from our common stock, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally may be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of our distributions attributable to that year that constitute ordinary income, return of capital, capital gain dividends, and qualified dividends.

Taxation of U.S. Stockholders on the Disposition of Our Common Stock. In general, a U.S. stockholder must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. stockholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other substantially identical common stock within 30 days before or after the disposition.

A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Unearned Income Medicare Tax. High-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.

Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•
provides a taxpayer identification number, certifies that it is a U.S. person that is not subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.
Brokers are subject to information reporting requirements relating to certain transactions involving shares of our capital stock acquired by a stockholder who is not an exempt recipient, or covered stock. Specifically, upon the transfer or redemption of shares of covered stock, the broker must report certain information to the stockholder and the IRS, including the adjusted tax basis of the shares and whether any gain or loss recognized on the transfer or redemption is long-term or short-term. Shares of covered stock will be transferred or redeemed on a “first in/first out” basis unless the stockholder identifies specific lots to be transferred or redeemed in a timely manner.
If we take an organizational action such as a stock split, merger, or acquisition that affects the tax basis of shares of covered stock, or make distributions that exceed our current or accumulated earnings and profits, we will report to each stockholder and the IRS (or post on our primarily public Web site) a description of the action and the quantitative effect of that action on the tax basis of the applicable shares. Although corporations generally qualify as exempt recipients, an S corporation will not qualify as an exempt recipient with respect to shares of our capital stock. Thus, the transfer or redemption of shares of our capital stock acquired by an S corporation will be subject to the reporting requirements discussed above.
Brokers may be subject to transfer statement reporting on certain transactions not otherwise subject to the reporting requirements discussed above. Transfer statements, however, are issued only between “brokers” and are not issued to stockholders or the IRS.
Stockholders are encouraged to consult their tax advisors regarding the application of the information reporting rules discussed above to their investment in our capital stock.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from U.S. federal income taxation except with respect to income that is unrelated business taxable income. Dividend distributions from a REIT to a tax-exempt stockholder generally do not constitute unrelated business taxable income, provided that the tax-exempt stockholder does not otherwise use the shares of the REIT in an unrelated trade or business. However, if a tax-exempt stockholder were to finance its investment in our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Certain tax-exempt entities are subject to different unrelated business taxable income rules, and should consult their tax advisors regarding the tax treatment of distributions from us. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•
We qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “Taxation of Steadfast Apartment REIT, Inc.—Requirements for Qualification—General”); and

•
either: (1) one pension trust owns more than 25% of the value of our stock; or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders
The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder. The rules governing U.S. federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. Non-U.S.

stockholders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income tax laws on the ownership of our common stock, including any reporting requirements.

Ordinary Dividends. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest”, or a USRPI, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. If a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder furnishes to us an IRS Form W-8BEN or IRS Form W-8BEN-E evidencing eligibility for that reduced rate; or

•	the non-U.S. stockholder furnishes to us an IRS Form W-8ECI claiming that the distribution is effectively connected income.
Capital Gain Dividends. For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in “United States real property holding corporations” but does not include interests solely as a creditor and, accordingly, does not include a debt instrument that does not provide for contingent payments based on the value of or income from real property interests. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. trade or business of the non- U.S. stockholder. A non-U.S. stockholder thus would be required to file U.S. federal income tax returns and would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We are required to withhold at a rate of 21% on the amount of such distributions paid to non-U.S. stockholders. A non-U.S. stockholder may receive a credit against its U.S. federal income tax liability for the amount we withhold.

Capital gain dividends that are not attributable to our sale of USRPIs, e.g., distributions of gains from sales of debt instruments that are not USRPIs, generally will not be taxable to non-US stockholders or subject to withholding tax.

Non-Dividend Distributions. A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. stockholder will be subject to tax to the extent such distribution exceeds its adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on an ordinary dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
We may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits if our stock is a USRPI. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.
Dispositions of Our Common Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as we: (i) are not a “United States real property holding corporation” during a specified testing period and certain procedural requirements are satisfied; or (ii) are a domestically controlled qualified investment entity. A “United States real property holding corporation” is a U.S. corporation that at any time during the applicable testing period owned USRPIs that exceed in value 50% of the value of the corporation’s USRPIs, interests in real property located outside the United States, and other assets used in the corporation’s trade or business. We have been a “United States real property holding corporation,” and no assurance can be provided that we will not be a “United States real property holding corporation” in future periods. A domestically controlled qualified investment entity generally includes a REIT which, at all times during a specified testing period, was less than 50% owned by non-U.S. persons. We believe that we are and have been a domestically controlled qualified investment entity, but we cannot assure you that we could substantiate that we are and have been a domestically controlled qualified investment entity or that we will be a domestically controlled qualified investment entity in the future.

If the gain on the sale of our common stock were taxed under FIRPTA, a purchaser would be required to withhold 15% of a non-U.S. stockholder’s amount realized, and a non-U.S. stockholder would be taxed in the same manner as U.S. stockholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder will incur tax on gain not subject to FIRPTA if: (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States.
Stock of a REIT held (directly or through partnerships) by a “qualified shareholder” will not be a USRPI, and capital gain dividends from such a REIT will not be treated as gain from sale of a USRPI, unless a person (other than a qualified shareholder) that holds an interest (other than an interest solely as a creditor) in such qualified shareholder owns, taking into account applicable constructive ownership rules, more than 10% of the stock of the REIT. If the qualified shareholder has such an “applicable investor,” the portion of REIT stock held by the qualified shareholder indirectly owned through the qualified shareholder by the applicable investor will be treated as a USRPI, and the portion of capital gain dividends allocable to the applicable shareholder through the qualified investor will be treated as gains from sales of USRPIs. For these purposes, a “qualified shareholder” is a non-U.S. person which is in a treaty jurisdiction and satisfies certain publicly traded requirements, or is a “qualified collective investment vehicle,” and maintains records on the identity of certain 5% owners. A “qualified collective investment vehicle” is a non-U.S. person that is eligible for a reduced withholding rate with respect to ordinary REIT dividends even if such person holds more than 10% of the REIT’s stock, a publicly traded partnership that is a withholding foreign partnership that would be a US real property holding corporation if it were a US corporation, or is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of Section 894 or required to include dividends in its gross income but entitled to a deduction for distributions to its investors. Finally, capital gain dividends and non-dividend redemption and liquidating distributions to a qualified shareholder that are not allocable to an applicable investor will be treated as ordinary dividends.

“Qualified foreign pension funds” and entities that are wholly owned by a qualified foreign pension fund are exempted from FIRPTA and FIRPTA withholding. For these purposes, a “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement if (i) it was created or organized under foreign law, (ii) it was established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) it does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) it is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) under the laws of the country in which it is established or operates, either contributions to such fund which would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such fund or taxed at a reduced rate, or taxation of any investment income of such fund is deferred or such income is taxed at a reduced rate.

FATCA Withholding
Withholding at a rate of 30% is required on dividends paid by us to certain foreign financial institutions (including investment funds), unless such foreign financial institutions enter into an agreement with the Secretary of the Treasury or otherwise comply with the requirements set forth in an applicable intergovernmental agreement between the United States and the relevant non-U.S. government to report, on an annual basis, information with respect to shares in, and accounts maintained by, such foreign financial institution held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our shares are held may affect the determination of whether such withholding is required. Similarly, dividends paid by us to a passive non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners.”. Non-U.S. stockholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our stockholders may be changed, possibly with retroactive effect. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in shares of our common stock.
State, Local and Foreign Taxes
We may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we and our subsidiaries transact business or own property, and our stockholders may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which they reside. Our and our stockholders’ state, local or non-U.S. tax treatment may not conform to the U.S. federal income tax treatment discussed above. Any non-U.S. taxes incurred by us would not pass through to stockholders and so would not be credited against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and non-U.S. income and other tax laws on an investment in our common stock.

PLAN OF DISTRIBUTION
We are offering a maximum of 10 million shares of our common stock to our existing stockholders pursuant to our distribution reinvestment plan. Shares of our common stock issued pursuant to our distribution reinvestment plan are being offered at $15.23 per share, which is the most recent estimated value per share of our common stock. Our board of directors may, in its sole discretion, from time to time, change this price based upon changes in our estimated net asset value per share and other factors our board of directors deems relevant.
We will not pay any selling commissions, dealer manager fees or any other remuneration in connection with the sale of shares pursuant to our distribution reinvestment plan.

LIMITED LIABILITY AND INDEMNIFICATION OF
DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS
Subject to certain limitations, our charter limits the personal liability of our stockholders, directors and officers for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to our directors, officers and advisor and our advisor’s affiliates. In addition, we have obtained directors’ and officers’ liability insurance.
The MGCL permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.
The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.
However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, may not be made unless ordered by a court if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received, and then only for expenses.
The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
However, our charter provides that we may indemnify our directors and our advisor and its affiliates for loss or liability suffered by them or hold them harmless for loss or liability suffered by us only if all of the following conditions are met:

•	our directors and our advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	our directors and our advisor or its affiliates were acting on our behalf or performing services for us;

•	in the case of affiliated directors and our advisor or its affiliates, the liability or loss was not the result of negligence or misconduct;

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.
We have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement subject to the limitations set forth immediately above. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in the advisory agreement.
The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which we do not have adequate insurance.
The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors and our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

We may advance funds to our directors, our advisor and its affiliates for legal expenses and other costs incurred as a result of legal action for which indemnification is being sought only if all of the following conditions are met:

•	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of us;

•	the party seeking indemnification has provided us with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification;

•
the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•
the party seeking indemnification undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

Indemnification may reduce the legal remedies available to us and our stockholders against the indemnified individuals.
The aforementioned charter provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.
LEGAL MATTERS
The legality of the shares of our common stock being offered hereby has been passed upon for us by Venable LLP. The statements relating to certain U.S. federal income tax matters under the caption “U.S. Federal Income Tax Considerations” have been reviewed by and our qualifications as a REIT for U.S. federal income tax purposes has been passed upon by Morrison & Foerster LLP.
EXPERTS
The consolidated financial statements and schedule appearing in Steadfast Apartment REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Steadfast Income REIT, Inc. and Steadfast Apartment REIT III, Inc. as of December 31, 2019 and 2018 and for the three years ended December 31, 2019 incorporated by reference in this prospectus from Steadfast Apartment REIT, Inc.’s Current Report on Form 8-K/A filed with the SEC on April 24, 2020 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Further, any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. You can access documents that are incorporated by reference into this prospectus at the web site maintained for us at http://www.SteadfastREITs.com. There is additional information about us and our advisor and its affiliates at the web site, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that web site are not incorporated by reference in or otherwise a part of this prospectus.
The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-191049), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	The description of our common stock contained in our Registration Statement on Form 8-A12G (Commission File No. 333-191049), as filed with the SEC on April 20, 2015.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020.

•	Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 13, 2020, March 6, 2020, March 12, 2020, March 24, 2020, April 8, 2020, April 20, 2020, April 24 2020 and April 27, 2020.
All documents filed by Steadfast Apartment REIT, Inc. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering of the securities made hereby shall be deemed to be incorporated by reference into this prospectus.
We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (or incorporated into the documents that this prospectus incorporates by reference). To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:
Stira Capital Markets Group, LLC
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(888) 223-9951
Attention: Investor Relations
The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. We have filed with the SEC a registration statement relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

APPENDIX A
ACCOUNT UPDATE FORM

STEADFAST APARTMENT REIT

STEADFAST APARTMENT REIT, INC.
Account Update Form

Faxable Form
877-756-1113

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS FORM, PLEASE CALL STEADFAST AT 888-223-9951.

This form may be used by any current investor in the Steadfast Apartment REIT, Inc. to update the investor's mailing address, distribution method or financial representative information.

Check all that apply and complete the sections indicated:

☐ CHANGE OF ADDRESS (SECTIONS 1, 2 & 5)

☐ CHANGE OF BROKER-DEALER/REPRESENTATIVE (SECTIONS 1, 3 & 5)

☐ DISTRIBUTION MODIFICATION (SECTIONS 1, 4 & 5)

1 Investor Information

ACCOUNT NUMBER

INVESTOR NAME

JOINT INVESTOR NAME

INVESTOR SOCIAL SECURITY OR TAX ID #

JOINT INVESTOR SOCIAL SECURITY OR TAX ID #

2 New Mailing Address

Enter the new mailing address and telephone numbers of the registered owner(s) of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed.

ADDRESS LINE 1

ADDRESS LINE 2

CITY

STATE

ZIP

DAYTIME PHONE

EVENING PHONE

EMAIL ADDRESS

If you currently have distributions sent to your home address or if you elect to have distributions sent to your home address in section 4 below, then by submitting this form, you authorize the distributions to be sent to the new mailing address provided. **To make changes to your distribution payments, please complete section 4.**

3 New Broker-Dealer/Representative

The undersigned broker-dealer or authorized representative warrants that it is a duly licensed registered representative or non-commission based financial advisor and may lawfully offer shares or units of the program in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or authorized representative warrants that he or she has (a) reasonable grounds to believe that this investment is suitable for the investor as defined in Section 3(b) of the Rules of Fair Practice of the FINRA Manual, and (b) verified that the investor and, if held through a beneficial arrangement for the investor, the registered owner of securities of the program do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic trade sanctions.

BROKER-DEALER NAME

REPRESENTATIVE NAME

REP #

REPRESENTATIVE'S ADDRESS

CITY

STATE

ZIP

PHONE

FAX

EMAIL ADDRESS

REPRESENTATIVE SIGNATURE

DATE

PAGE 1 OF 2

STAR-ACTUP-0215

A-1

Complete this section to (i) enroll in the Distribution Reinvestment Plan (DRIP), (ii) elect to receive distributions by direct deposit and/or (iii) elect to receive distributions by check. If direct deposit is selected, a voided check must be included with this completed form (unless you currently have a portion of your dividends directly deposited into the same account and you are only changing the allocation amount). IRA accounts may not direct distributions without the Custodian's approval.

PLEASE NOTE: If you elect to participate in the DRIP, by signing below you represent to Steadfast that you have received a copy of the Prospectus (as supplemented) and that you meet the suitability requirements of Steadfast Apartment REIT and of your state of primary residence as set forth in the Prospectus under "Suitability Standards." You further agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the current Prospectus (as supplemented) or the Subscription Agreement relating to such investment, you will promptly notify Steadfast in writing of that fact.

CUSTODIAL ACCOUNTS: IF NO OPTION IS CHOSEN, OR CONFLICTING INFORMATION IS PROVIDED, DISTRIBUTIONS WILL BE PAID DIRECTLY TO CUSTODIAN.
ALL OTHER ACCOUNTS: IF NO OPTION IS CHOSEN, OR CONFLICTING INFORMATION IS PROVIDED, DISTRIBUTIONS WILL BE PAID TO THE ADDRESS OF RECORD.

4 Distribution Modification

PERCENTAGE OF DISTRIBUTION. CHOOSE UP TO TWO. IF YOU SELECT MORE THAN ONE OPTION, THE SUM OF THE ALLOCATIONS MUST EQUAL 100%

________% **Distribution Reinvestment Plan (DRIP)** In the event a DRIP is not offered, distributions will be sent to the address of record (or directly to the custodian, as applicable), unless otherwise indicated.

________% **Mail to my/our address of record** Not available for custodial accounts.

________% **Mail to Custodian**

________% **Via Electronic Deposit (ACH)** Not available for custodial accounts.
I (we) hereby authorize the Company or its agents to deposit distributions into the account listed below. I (we) further authorize the Company to debit my (our) account in the event that the Company erroneously deposits additional funds into my (our) account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount is recovered by the Company.

FINANCIAL INSTITUTION NAME

☐ Checking **(attach voided check)**
☐ Savings

ABA/ROUTING NUMBER

ACCOUNT NUMBER

________% **Alternate Payee** Not available for custodial accounts.

NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL

ACCOUNT NUMBER

DISTRIBUTION MAILING ADDRESS

CITY

STATE

ZIP

Must total 100%

________%

5 Signatures

MUST BE SIGNED BY ALL INVESTORS
I/we acknowledge the terms herein and agree to the same, and further acknowledge that information and distributions sent or paid prior to the effective date (generally up to 10 days after receipt of this properly completed form) will be made in the manner previously provided. This instruction supersedes all prior instructions regarding the subject matter hereof.

INVESTOR SIGNATURE | DATE

JOINT INVESTOR SIGNATURE | DATE

TRUSTEE/CUSTODIAN NAME (if applicable) | DATE

TRUSTEE/CUSTODIAN SIGNATURE (if applicable) | DATE

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO:

Standard Mail
Steadfast
c/o DST Systems, Inc.
PO Box 219097
Kansas City, MO 64121-9097

Express/Overnight
Steadfast
c/o DST Systems, Inc.
430 W 7th St.
Kansas City, MO 64105-1407

Fax 877-756-1113

PAGE 2 OF 2

A-2

APPENDIX B
STEADFAST APARTMENT REIT, INC.
AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN (the “Plan”) is adopted by Steadfast Apartment REIT, Inc., a Maryland corporation (the “Company”), pursuant to its charter (the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter. This Plan amends and restates the Company’s distribution reinvestment plan that became effective on February 27, 2014.

1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who purchase shares of the Company’s common stock (the “Shares”) pursuant to the Company’s initial registered public offering (the “Initial Offering”) or any future offering of the Shares (“Future Offering”), and who elect to participate in the Plan (the “Participants”), the Company will apply all distributions declared and paid in respect of the Shares held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. The Board adopted this Plan on April 1, 2016 and the Plan shall become effective upon 10 days’ notice to the Company’s stockholders.

3. Procedure for Participation. Any Stockholder who has received a prospectus, as contained in a registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”), may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be made available by the Company, the Dealer Manager or any soliciting dealer. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.

4. Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth and investment concentration standards imposed by such Participant’s state of residence and set forth in the Company’s most recent prospectus. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Sponsor, or any other person selling shares on behalf of the Company to the Participant to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

5. Purchase of Shares. Participants will acquire Shares from the Company under the Plan (the “Plan Shares”) at $14.25 per Share and, effective May 1, 2016, $14.46 per Share. Distributions that accrue during April 2016 will be reinvested pursuant to the Plan at $14.25 per share on the May 2016 distribution payment date. The Board of Directors may, in its sole discretion, from time to time, change this price based upon changes in the Company’s estimated value per share and other factors that the Board of Directors deems relevant. If the Company determines to change the price at which the Company offers shares, the Company does not anticipate that it will do so more frequently than quarterly.

Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (x) the Plan Shares which will be registered with the SEC in connection with the Initial Offering, (y) Shares to be registered with the SEC in a Future Offering for use in the Plan, including without limitation, a registration statement on Form S-3 (a “Future Registration”) or (z) Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the “Secondary Market”).

Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the Share price which will be paid for the Plan Shares pursuant to the Initial Offering.

If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, in its sole discretion.

6. Taxes. IT IS UNDERSTOOD THAT REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

8. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on such Stockholder’s investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide to each Participant an individualized quarterly report at the time of each Distribution payment showing the number of Shares owned prior to the current Distribution, the amount of the current Distribution and the number of Shares owned after the current Distribution.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Prior to the listing of the Shares on a national stock exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant terminates Plan participation, the Company will ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Distributions will be distributed to the Stockholder in cash.

10. Amendment, Suspension or Termination of Plan by the Company. The Board of Directors may by majority vote (including a majority of the Independent Directors) amend, suspend or terminate the Plan for any reason upon ten days’ written notice to the Participants; provided, however, that the Board of Directors may not so amend the Plan to restrict or remove the right of Participants to terminate participation in the Plan at any time without penalty.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution.
The estimated expenses to be included in connection with the issuance and distribution of the securities covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

SEC registration fee	$—
Auditor’s fees and expenses	20,000	*
Legal fees and expenses	40,000	*
Plan administrator fees and expenses	—	*
Miscellaneous	30,000	*
Total	$90,000
* Estimated
Item 15.    Indemnification of Directors and Officers.
  Subject to certain limitations, our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages. Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Pursuant to Maryland corporate law and our charter, we are also required, subject to certain limitations, to indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, a present or former director or officer, our advisor, or any affiliate of our advisor and may indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, a present or former employee or agent, which we refer to as indemnitees, against any or all losses or liabilities reasonably incurred by the indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on our behalf while a director, officer, advisor, affiliate, employee or agent. However, we will not indemnify a director, the advisor or an affiliate of the advisor for any liability or loss suffered by such indemnitee or hold such indemnitee harmless for any liability or loss suffered by us if: (1) the loss or liability was the result of negligence or misconduct if the indemnitee is an affiliated director, the advisor or an affiliate of the advisor, or if the indemnitee is an independent director, the loss or liability was the result of gross negligence or willful misconduct, (2) the indemnitee has not determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests or (3) the indemnitee was not acting on our behalf or performing services for us. Moreover, we will not indemnify any indemnitee if (1) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnitee actually received an improper personal benefit in money, property, or services, (3) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful or (4) in a proceeding by or in the right of the company, the indemnitee shall have been adjudged to be liable to us. In addition, we will not provide indemnification to a director, the advisor or an affiliate of the advisor for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (1) there has been a successful adjudication on the merits of each count involving alleged material securities law violation as to the particular indemnitee; (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violation of securities laws.
Pursuant to our charter, we may pay or reimburse reasonable expenses incurred by a director, the advisor or an affiliate of the advisor in advance of final disposition of a proceeding only if the following are satisfied: (1) the indemnitee was made a party to the proceeding by reason of the performance of duties or services on our behalf, (2) the indemnitee provides us with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the charter, (3) the indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnitee did not comply with the requisite standard of conduct and (4) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his capacity as such, a court of competent jurisdiction approves such advancement.

Any indemnification of a director, the advisor or an affiliate of the advisor may be paid only out of our net assets, and no portion may be recoverable from the stockholders.
        It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act. Any indemnification or agreement to hold harmless may be paid only out of our net assets, and no portion may be recoverable from the stockholders.
        We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other things, that we indemnify our executive officers and directors and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers and directors under our directors’ and officers’ liability insurance.
Item 16.    Exhibits.
        The list of exhibits filed as part of this Registration on Form S-3 is submitted in the Exhibit Index following the signature page.
Item 17.    Undertakings.
(a)The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i), (ii) and (iii) above do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(b)The Registrant undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c)The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
(d)The Registrant undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)The Registrant undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

INDEX TO EXHIBITS

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of August 5, 2019, by and among Steadfast Apartment REIT, Inc., Steadfast Apartment REIT Operating Partnership, L.P., SI Subsidiary, LLC, Steadfast Income REIT, Inc. and Steadfast Income REIT Operating Partnership, L.P. (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4, amended filed on December 17, 2019, Commission File No. 333-234520)

2.2
Agreement and Plan of Merger, dated as of August 5, 2019, by and among Steadfast Apartment REIT, Inc., Steadfast Apartment REIT Operating Partnership, L.P., SIII Subsidiary, LLC, Steadfast Apartment REIT III, Inc. and Steadfast Apartment REIT III Operating Partnership, L.P. (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4, amended filed on December 17, 2019, Commission File No. 333-191049)

4.1*	Distribution Reinvestment Plan (incorporated by reference to Appendix B to the prospectus contained in this Registration Statement)

5.1
Opinion of Venable LLP as to the legality of the securities being registered (included as Exhibit 5.1 to the Post-Effective Amendment No. 12 to Form S-11 on Form S-3 (File No. 333-191049), filed on April 5, 2016, and incorporated herein by reference)

8.1*	Opinion of Morrison & Foerster LLP regarding certain federal income tax considerations

23.1*	Consent of Independent Registered Public Accounting Firm

23.3
Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1 to the Post-Effective Amendment No. 12 to Form S-11 on Form S-3 (File No. 333-191049), filed on April 5, 2016, and incorporated herein by reference)

23.4*	Consent of Morrison & Foerster LLP (contained in its opinion filed as Exhibit 8.1)

24.1	Power of Attorney (included on the signature page to the Post-Effective Amendment No. 12 to Form S-11 on Form S-3 (File No. 333-191049), filed on April 5, 2016, and incorporated herein by reference)

* Included herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 13 to the
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine and the State of California on May 4, 2020.

STEADFAST APARTMENT REIT, INC.
(Registrant)

By:	/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 13 to the Registration Statement has been signed below by the following persons in their capacities on May 4, 2020.

/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

/s/ Kevin J. Keating
Kevin J. Keating
Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Ella S. Neyland
Ella S. Neyland
President and Director

/s/ Ana Marie del Rio
Ana Marie del Rio
Director

/s/ Thomas H. Purcell
Thomas H. Purcell
Independent Director

/s/ G. Brian Christie
G. Brian Christie
Independent Director

/s/ Kerry D. Vandell
Kerry D. Vandell
Independent Director

/s/ Stephen R. Bowie
Stephen R. Bowie
Independent Director

/s/ Ned W. Brines
Ned W. Brines
Independent Director